Exhibit 99.1
The First Bancorp Announces Second Quarter Earnings
DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months ended June 30, 2023. Unaudited net income for the period was $7.4 million representing diluted earnings per share of $0.67. The Company also reported results for the six months ended June 30, 2023. Net income year-to-date in 2023 was $15.4 million, with diluted earnings per share of $1.39. Compared to prior periods, earnings for the second quarter of 2023 were down from the net income of $10.0 million and diluted earnings per share of $0.91 reported in the second quarter of 2022, and down from the net income of $8.0 million and diluted earnings per share of $0.72 reported for the first quarter of 2023. Total assets have increased $135.6 million year-to-date to reach $2.87 billion, supported by total deposits of $2.50 billion, borrowings of $114.5 million and common equity of $232.0 million.
"The First Bancorp and First National Bank continued to successfully execute on multiple fronts in the second quarter," commented Tony C. McKim, the Company's President and Chief Executive Officer. "We again experienced strong loan growth, adding $78.1 million in balances during the quarter, representing an annualized growth rate of 15.4%. Most of this increase was within our commercial loan portfolio, distributed among the commercial real estate, commercial & industrial, and multifamily segments. We remain diligent in loan pricing and were able to grow balances at interest rates that reflect the current market. In addition to commercial loans, we also saw nice increases in municipal, residential mortgage, and home equity loan balances in the second quarter. The pipeline of loans in process remains healthy, positioning the Bank for continued earning asset growth in the second half of the year.
"The loan portfolio is well diversified with levels of commercial real estate exposure well below regulatory guidance, and we are committed to maintaining underwriting standards that are prudent and conservative. Our focus on asset quality continues to be reflected in the Bank's strong metrics. The ratio of non-performing assets to total assets was just 0.06% as of June 30, 2023, unchanged from the preceding quarter, and past due loans remained low at 0.14% of total loans."
Mr. McKim continued, "Following industry disruptions in the first quarter, focus remains on bank deposits and overall funding. I'm pleased to report that our funding remains stable and diverse. Local non-maturity deposit levels were virtually unchanged during the second quarter, and we saw a very modest $4.1 million decrease in local time deposits. Total deposits grew $33.2 million during the period. The Bank's uninsured deposits were approximately 14.1% of total deposits as of June 30, 2023, with 93% of the uninsured total being fully collateralized by investment securities held in the Bank's portfolio. Our liquidity position remains strong, with immediately accessible funding in excess of $500 million as of quarter-end."
Turning to second quarter results, Mr. McKim remarked “Higher funding costs again negatively impacted our bottom line in the second quarter. The impact of an inverted yield curve on short-term rates, coupled with heightened competition for local deposits, resulted in a more than five-fold increase in interest expense in the second quarter of 2023 compared to a year ago. This caused a decrease in our net interest margin from 3.13% in the second quarter of 2022, and from 2.78% in the first quarter of 2023, to 2.46% for the current period, and led to an 8.8% decrease in net interest income for the period as compared to the first quarter of 2023. Non-interest income in the second quarter increased 8.4% from the first quarter, including an 8.9% increase in debit card revenue and a 5.5% increase in wealth management revenue. Operating expenses remain controlled and were flat versus the first quarter. Our teams continue to provide exceptional service to the Bank's growing customer base, to generate strong and diverse loan growth, and to adapt to rapidly shifting depositor preferences."
SECOND QUARTER 2023 FINANCIAL HIGHLIGHTS
•Net Income of $7.4 million is a decrease of 7.2% from the quarter ended March 31, 2023,
•Loan balances increased $78.1 million in the second quarter to $2.06 billion.
•Total deposits were $2.50 billion as of June 30, 2023, an increase of 1.3% from March 31, 2023.
•Asset quality continues to be very strong as of June 30, 2023 with a ratio of Non-Performing Assets to Total Assets of just 0.06%, unchanged from March 31, 2023.
•Tangible Book Value per share increased to $18.15 as of June 30, 2023, up $0.31 per share for the period
•A quarterly shareholder dividend of $0.35 per share was declared, an increase of one cent per share from $0.34 declared and paid in each of the past four quarters.

FINANCIAL CONDITION
Total assets at June 30, 2023, were $2.87 billion, up $63.0 million in the second quarter and up $244.5 million from a year ago. Earning assets increased $69.1 million during the quarter comprised primarily of an increase in loans of $78.1 million. As compared to June 30, 2022, earning assets have increased by $241.1 million centered in loan growth of $272.6 million, a decrease in the carrying value of investments of $12.6 million, and a reduction in interest earning cash balances of $18.9 million.
Loan growth in the second quarter was broad-based, centered in commercial loans which increased by $43.6 million during the period. Owner-occupied commercial real estate balances grew by $16.1 million, non-owner occupied commercial real estate by $11.9 million, commercial & industrial loans by $12.2 million, and multi-family by $12.0 million; commercial construction balances decreased by $8.6 million as a number of projects converted to permanent financing. Residential term loans increased by $38.3 million in the second quarter while residential construction loans decreased by $21.9 million. Municipal loan balances increased by $11.1 million and home equity balances grew $6.1 million during the period.
Total deposits at June 30, 2023 were $2.50 billion, up $33.2 million during the quarter, and up $247.8 million or 11.0% from June 30, 2022. Certificates of deposit increased by $40.0 million in the second quarter, while low-cost deposits decreased by $20.9 million, centered in NOW and Savings account balances, reflecting a depositor shift towards Money Market and CD offerings. Borrowings, principally from the FHLB, increased by $30.6 million. The Bank typically experiences a modest level of local deposit outflow annually in the first and second quarters based upon seasonal factors. Local deposits as of June 30, 2023, were down 1.32% from 2022 year-end, and down 0.26% from the end of the first quarter, both well within a normal range.
The Company’s regulatory capital position remained strong as of June 30, 2023, with an estimated total risk-based capital ratio of 13.87%, an increase from the total capital ratios of 13.72% as of March 31, 2023, and 13.63% as of June 30, 2022. The Company's leverage capital ratio was an estimated 8.68% as of June 30, 2023, as compared to the 8.75% and 8.92% reported as of March 31, 2023, and as of June 30, 2022, respectively. The Company's tangible book value per share, which includes unrealized losses on available for sale securities, was $18.15 as of June 30, 2023, up from $17.84 at March 31, 2023. The Tangible Common Equity ratio was 7.07% as of June 30, 2023, down slightly from 7.11% as of March 31, 2023.

ASSET QUALITY & PROVISION FOR CREDIT LOSSES
Asset quality is very strong. As of June 30, 2023, the ratio of non-performing assets to total assets was 0.06%, unchanged from March 31, 2023, and down from 0.18% at June 30, 2022. Net charge-offs year-to-date in 2023 were an annualized 0.005% of total loans, as compared to 0.03% in 2022 and there are no loans in the process of foreclosure. Past due loans remain low and were 0.14% of total loans as of June 30, 2023, a slight increase from 0.08% of total loans at March 31, 2023, and a slight decrease from 0.18% as of June 30, 2022.
The provision for credit losses totaled $30,000 in the second quarter of 2023 under CECL methodology, compared with $450,000 for the same period in 2022 under the incurred loss method. The effects of improved economic projections and strong asset quality offset the effects of loan growth and other factors in the second quarter model, resulting in a modest provision for the period. The ACL stood at 1.14% of total loans and 1,400% of non-performing loans as of June 30, 2023, as compared to an ACL of 1.18% of total loans and 1,303% of non-performing loans at March 31, 2023, and an allowance for loan losses of 0.91% of total loans and 337% of non-performing loans as of June 30, 2022.
OPERATING RESULTS - Second Quarter of 2023 vs. First Quarter of 2023
Net Income for the three months ended June 30, 2023, was $7.4 million, a decrease of $577,000 or 7.2% from the three months ended March 31, 2023. On a PTPP (non-GAAP) basis, net income for the period was $9.0 million, down $1.2 million or 12.1%. The Company’s Return on Average Assets of 1.04% for the quarter was down from 1.16%; the second quarter 2023 PTPP Return on Average Assets was 1.26%, down from 1.49% in the prior quarter. Return on Average Tangible Common Equity was 14.67% for the period, compared to 15.64%. The Company's Efficiency Ratio (non-GAAP) was 52.89% in the second quarter of 2023, up from 49.98% in the first quarter of 2023.
Contributing factors to the Company’s operating results in the three months ended June 30, 2023, included:
•Net interest income was $15.9 million, down $1.5 million or 8.8% from the first quarter of 2023.
◦Net interest margin for the second quarter of 2023 was 2.46%, down from 2.78%.
◦The average tax equivalent yield on earning assets increased from 4.54% to 4.72%
◦The average cost of total liabilities increased from 2.09% to 2.66%
•Non-interest income before securities gains or losses was $3.9 million, an increase of $301,000 or 8.4%. Each primary business line contributing to non-interest income experienced period-to-period gains, led by a $106,000 increase in debit card income. Revenue increased $63,000 or 5.5% from the first quarter of 2023 at First National Wealth Management, the Bank’s trust and investment management division.
•Non-interest expense for the quarter ended June 30, 2023, was flat at $10.8 million. Employee expenses were down $543,000, while the cost of FDIC insurance increased by $190,000, and other operating expenses increased by $376,000. FDIC expense increased due to a base rate increase impacting all banks and other balance sheet factors; other operating expenses include a $131,000 provision for off balance sheet commitments.
DIVIDEND
On June 29, 2023, the Company's Board of Directors declared a second quarter dividend of $0.35 per share. The second quarter dividend is an increase of one cent per share, and represents a payout to shareholders of 52.2% of earnings per share for the period. The dividend will be paid on July 20, 2023, to shareholders of record as of July 10, 2023.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.85 billion in assets. The Bank provides a complete array of commercial and retail banking services through eighteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	June 30, 2023	December 31, 2022	June 30, 2022
Assets
Cash and due from banks	$25,077	$22,728	$23,453
Interest-bearing deposits in other banks	3,978	3,693	22,871
Securities available-for-sale	278,355	284,509	301,737
Securities held-to-maturity[1]	389,987	393,896	379,693
Restricted equity securities, at cost	5,227	3,883	4,720
Loans held for sale	—	275	689
Loans	2,060,953	1,914,674	1,788,355
Less allowance for credit losses	23,465	16,723	16,201
Net loans	2,037,488	1,897,951	1,772,154
Accrued interest receivable	13,598	9,829	10,262
Premises and equipment	27,808	28,277	29,010
Other real estate owned	64	—	51
Goodwill	30,646	30,646	30,646
Other assets	62,587	63,491	55,068
Total assets	$2,874,815	$2,739,178	$2,630,354
Liabilities
Demand deposits	$296,950	$318,626	$324,354
NOW deposits	615,370	630,416	640,497
Money market deposits	208,262	192,632	206,313
Savings deposits	329,651	369,532	376,448
Certificates of deposit	667,552	489,793	340,876
Certificates $100,000 to $250,000	252,720	259,614	282,180
Certificates $250,000 and over	129,357	118,264	81,354
Total deposits	2,499,862	2,378,877	2,252,022
Borrowed funds	114,481	103,483	126,588
Other liabilities	28,469	27,895	24,059
Total Liabilities	2,642,812	2,510,255	2,402,669
Shareholders' equity
Common stock	111	110	110
Additional paid-in capital	69,240	68,435	67,627
Retained earnings	205,539	204,343	192,565
Net unrealized loss on securities available-for-sale	(43,781)	(44,718)	(32,795)
Net unrealized loss on securities transferred from available-for-sale to held-to-maturity	(59)	(64)	(73)
Net unrealized gain on hedging derivative instruments	680	544	146
Net unrealized gain on postretirement costs	273	273	105
Total shareholders' equity	232,003	228,923	227,685
Total liabilities & shareholders' equity	$2,874,815	$2,739,178	$2,630,354
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	11,081,800	11,045,186	11,030,236
Book value per common share	$20.94	$20.73	$20.64
Tangible book value per common share	$18.15	$17.93	$17.84
1June 30, 2023 net of allowance for credit losses

The First Bancorp
Consolidated Statements of Income (Unaudited)

In thousands of dollars, except per share data	For the six months ended		For the quarter ended
	June 30, 2023	June 30, 2022	June 30, 2023	March 31, 2023	June 30, 2022
Interest income
Interest and fees on loans	$50,531	$33,899	$26,406	$24,125	$17,286
Interest on deposits with other banks	89	71	49	40	62
Interest and dividends on investments	9,488	7,994	4,739	4,749	4,083
Total interest income	60,108	41,964	31,194	28,914	21,431
Interest expense
Interest on deposits	25,392	4,026	14,475	10,917	2,401
Interest on borrowed funds	1,306	620	784	522	332
Total interest expense	26,698	4,646	15,259	11,439	2,733
Net interest income	33,410	37,318	15,935	17,475	18,698
Provision for credit losses	580	900	30	550	450
Net interest income after provision for credit losses	32,830	36,418	15,905	16,925	18,248
Non-interest income
Investment management and fiduciary income	2,355	2,426	1,209	1,146	1,229
Service charges on deposit accounts	934	904	497	437	467
Net securities gains (losses)	—	1	—	—	(1)
Mortgage origination and servicing income	387	878	195	192	380
Debit card income	2,476	2,756	1,291	1,185	1,326
Other operating income	1,287	1,347	678	609	679
Total non-interest income	7,439	8,312	3,870	3,569	4,080
Non-interest expense
Salaries and employee benefits	10,897	11,335	5,177	5,720	5,398
Occupancy expense	1,710	1,578	842	868	749
Furniture and equipment expense	2,606	2,474	1,303	1,303	1,239
FDIC insurance premiums	878	440	534	344	222
Amortization of identified intangibles	13	35	6	7	18
Other operating expense	5,592	4,960	2,984	2,608	2,546
Total non-interest expense	21,696	20,822	10,846	10,850	10,172
Income before income taxes	18,573	23,908	8,929	9,644	12,156
Applicable income taxes	3,208	4,206	1,535	1,673	2,159
Net Income	$15,365	$19,702	$7,394	$7,971	$9,997
Basic earnings per share	$1.40	$1.80	$0.67	$0.73	$0.91
Diluted earnings per share	$1.39	$1.79	$0.67	$0.72	$0.91

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands, except for per share amounts	As of and for the six months ended		As of and for the quarter ended
	June 30, 2023	June 30, 2022	June 30, 2023	March 31, 2023	June 30, 2022

Summary of Operations
Interest Income	$60,108	$41,964	$31,194	$28,914	$21,431
Interest Expense	26,698	4,646	15,259	11,439	2,733
Net Interest Income	33,410	37,318	15,935	17,475	18,698
Provision for Credit Losses	580	900	30	550	450
Non-Interest Income	7,439	8,312	3,870	3,569	4,080
Non-Interest Expense	21,696	20,822	10,846	10,850	10,172
Net Income	15,365	19,702	7,394	7,971	9,997
Per Common Share Data
Basic Earnings per Share	$1.40	$1.80	$0.67	$0.73	$0.91
Diluted Earnings per Share	1.39	1.79	0.67	0.72	0.91
Cash Dividends Declared	0.69	0.66	0.35	0.34	0.34
Book Value per Common Share	20.94	20.64	20.94	20.63	20.64
Tangible Book Value per Common Share	18.15	17.84	18.15	17.84	17.84
Market Value	24.34	30.13	24.34	25.89	30.13
Financial Ratios
Return on Average Equity[1]	13.17%	16.61%	12.73%	13.61%	17.29%
Return on Average Tangible Common Equity[1]	15.16%	19.07%	14.67%	15.64%	19.94%
Return on Average Assets[1]	1.10%	1.55%	1.04%	1.16%	1.54%
Average Equity to Average Assets	8.37%	9.35%	8.20%	8.56%	8.91%
Average Tangible Equity to Average Assets	7.28%	8.14%	7.11%	7.45%	7.73%
Net Interest Margin Tax-Equivalent[1]	2.62%	3.18%	2.46%	2.78%	3.13%
Dividend Payout Ratio	49.29%	36.67%	52.24%	46.58%	37.36%
Allowance for Credit Losses/Total Loans	1.14%	0.91%	1.14%	1.18%	0.91%
Non-Performing Loans to Total Loans	0.08%	0.27%	0.08%	0.09%	0.27%
Non-Performing Assets to Total Assets	0.06%	0.18%	0.06%	0.06%	0.18%
Efficiency Ratio	51.39%	44.45%	52.89%	49.98%	43.49%
At Period End
Total Assets	$2,874,815	$2,630,354	$2,874,815	$2,811,820	$2,630,354
Total Loans	2,060,953	1,788,355	2,060,953	1,982,847	1,788,355
Total Investment Securities	673,569	686,150	673,569	683,961	686,150
Total Deposits	2,499,862	2,252,022	2,499,862	2,466,701	2,252,022
Total Shareholders' Equity	232,003	227,685	232,003	228,461	227,685
[1]Annualized using a 365-day basis for both 2023 and 2022.

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2023 and 2022.

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2023	June 30, 2022	June 30, 2023	March 31, 2023	June 30, 2022
Net interest income as presented	$33,410	$37,318	$15,935	$17,475	$18,698
Effect of tax-exempt income	1,280	1,127	661	$620	570
Net interest income, tax equivalent	$34,690	$38,445	$16,596	$18,095	$19,268
The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-

equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2023	June 30, 2022	June 30, 2023	March 31, 2023	June 30, 2022
Non-interest expense, as presented	$21,696	$20,822	$10,846	$10,850	$10,172
Net interest income, as presented	33,410	37,318	15,935	17,475	18,698
Effect of tax-exempt interest income	1,280	1,127	661	620	570
Non-interest income, as presented	7,439	8,312	3,870	3,569	4,080
Effect of non-interest tax-exempt income	86	84	43	44	43
Net securities (gains) losses	—	(1)	—	—	1
Adjusted net interest income plus non-interest income	$42,215	$46,840	$20,509	$21,708	$23,392
Non-GAAP efficiency ratio	51.39%	44.45%	52.89%	49.98%	43.49%
GAAP efficiency ratio	53.11%	45.63%	54.76%	51.56%	44.66%
The Company presents certain information based upon tangible common equity instead of total shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. GAAP:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2023	June 30, 2022	June 30, 2023	March 31, 2023	June 30, 2022
Average shareholders' equity as presented	$235,242	$239,267	$232,991	$237,518	$231,980
Less intangible assets	(30,850)	(30,910)	(30,853)	(30,853)	(30,919)
Tangible average shareholders' equity	$204,392	$208,357	$202,138	$206,665	$201,061
To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of PTPP Net Income is presented. The following table provides a reconciliation to Net Income:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2023	June 30, 2022	June 30, 2023	March 31, 2023	June 30, 2022
Net Income, as presented	$15,365	$19,702	$7,394	$7,971	$9,997
Add: provision for credit losses	580	900	30	550	450
Add: income taxes	3,208	4,206	1,535	1,673	2,159
Pre-Tax, pre-provision net income	$19,153	$24,808	$8,959	$10,194	$12,606

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com